SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No._____________)1


                        Gables Realty Limited Partnership
                        ---------------------------------
                                (Name of Issuer)


                      Units of Limited Partnership Interest
                      -------------------------------------
                         (Title of Class of Securities)


                                       N/A
                      -------------------------------------
                                 (CUSIP Number)









1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.                  n/a               13G              Page 2 of 5 Pages
                   -------------------

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. Identification No. Of Above Person

          Gables Residential Trust
          58-2077868

--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)
               --------
          (b)
               --------

--------------------------------------------------------------------------------

3    SEC USE ONLY


--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Maryland

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5    SOLE VOTING POWER
     21,990,641
     -------------

6    SHARED VOTING POWER
     -0-
     -------------

7    SOLE DISPOSITIVE POWER
     21,990,641
     ------------


8    SHARED DISPOSITIVE POWER
     -0-
     ------------

--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     21,990,641


--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [   ]

--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     84.43%


--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
     CO


--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO.                  n/a               13G              Page 3 of 5 Pages
                  -------------------

Item 1 (a).    Name of Issuer

               Gables Realty Limited Partnership
               -----------------------------------------------------------


Item 1(b).     Address of Issuers Principal Executive Offices

               2859 Paces Ferry Road, Suite 1450, Atlanta,  Georgia 30339
               -----------------------------------------------------------



Item 2(a).     Name of Person Filing


               Gables Residential Trust
               -----------------------------------------------------------


Item 2(b).     Address of Principal Business Office or, if none, Residence


               2859 Paces Ferry Road, Suite 1450, Atlanta, GA 30339
               -----------------------------------------------------------


Item 2(c).     Citizenship


               Maryland
               -----------------------------------------------------------

Item 2(d).     Title of Class of Securities


               Units of Limited Partnership Interest
               -----------------------------------------------------------


Item 2(e).     CUSIP Number


               n/a
               -----------------------------------------------------------


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person is filing is a:


(a)     [  ]   Broker or dealer registered under Section 15 of the Act,


(b)     [  ]    Bank as defined in Section 3(a)(6) of the Act,


(c)     [  ]    Insurance Company as defined in Section 3(a)(19) of the Act,


(d)     [  ]    Investment Company registered under Section 8 of the Investment
                Company Act,


(e)     [  ]    Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940,


(f)     [  ]    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),


(g)     [  ]    Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
                see Item 7,


(h)     [  ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP NO.                  n/a               13G              Page 4 of 5 Pages
                  -------------------

Item 4.  Ownership


(a)     Amount beneficially owned:

          21,990,641
          ----------

(b)     Percent of class:


          84.43%
          ----------

(c)     Number of shares as to which such person has:


(i)     sole power to vote or to direct the vote                  21,990,641
                                                                  ----------

(ii)    shared power to vote or to direct the vote                    -0-
                                                                  ----------

(iii)   sole power to dispose or to direct the disposition of     21,990,641
                                                                  ----------

(iv)    shared power to dispose or to direct the disposition of       -0-
                                                                  ----------


Item 5.   Ownership of Five Percent or Less of a Class

          n/a
          --------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          n/a
          -------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on By the Parent Holding Company

          n/a
          -------------

Item 8.   Identification and Classification of Members of the Group

          n/a
          -------------

Item 9.   Notice of Dissolution of Group

          n/a
          -------------

Item 10.  Certification

          n/a
          -------------

CUSIP NO.                  n/a               13G              Page 5 of 5 Pages
                  -------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   /s/ February 12, 1998
                                  ----------------------------------------------
                                  Date


                                   /s/ Marvin R. Banks, Jr.
                                  ----------------------------------------------
                                  Signature



                                  Marvin R. Banks, Jr., Chief Financial Officer
                                 -----------------------------------------------
                                  Name/Title